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                                                                 Exhibit 10(x)

                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT, made and entered into as of this 23rd day of February, 1995, by and among ADESA CORPORATION, an Indiana corporation (the "ADESA"), and LARRY W. WECHTER ("Shareholder").

         WHEREAS, Minnesota Power & Light Company ("MPL"), ADESA, Shareholder and others have entered into a letter agreement dated January 5, 1995 ("Letter of Intent") which contemplates, among other things, that a subsidiary of MPL will be merged with and into ADESA (the "Merger") pursuant to the terms of an Agreement and Plan of Merger of even date ("Merger Agreement"), that ADESA will survive the Merger and that, in connection with the Merger, Shareholder will, after the Merger, continue to own 68,388 shares of ADESA; and

         WHEREAS, the Letter of Intent contemplates that the Shareholder will agree to sell his ADESA shares to ADESA upon his death, disability or termination of employment; and

         WHEREAS, MPL will not undertake the Merger unless it is assured that after the Merger the Shareholder will be obligated to sell his ADESA shares to ADESA in said circumstances; and

         WHEREAS, to induce MPL to enter into the Merger Agreement contemplated by the Letter of Intent, and thereafter to consummate the Merger, Shareholder and ADESA desire to enter into this Stock Purchase Agreement, upon the terms and conditions hereof.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

         1. Definitions. The following terms shall have the following meanings hereunder:

            1.1 "Shares" shall mean all the shares of capital stock of ADESA owned by the Shareholder at the time of any Triggering Event.

            1.2 "Disability" shall mean (a) that as a result of the Shareholder's incapacity due to physical or mental illness, including without limitation chemical dependency, the Shareholder shall have been absent from his full time duties with ADESA for six months during any 12-month period or (b) while employed by ADESA, Shareholder is found to be permanently disabled by (i) any insurer of ADESA pursuant to the terms of any disability insurance contract covering Shareholder which is then in effect, (ii) the Social Security Administration for purposes of Social Security disability payments, or (iii) by any tribunal or court.


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            1.3 "EBITDA"  shall mean the product of (a) six and (b) the trailing
         12-month after-tax earnings of ADESA and its consolidated subsidiaries (calculated as if ADESA at all times owned 100% of ADESA Canada), plus
         any  of  the   following   incurred  by  ADESA  and  its   consolidated
         subsidiaries during said period (i) all interest expense exclusive of interest expenses of Automotive Finance Corporation and of any dealer floor planning business, consumer finance business or other similar finance business conducted by ADESA or any of its consolidated subsidiaries, (ii) all taxes on or measured by revenue or income, (iii) all rental payments made under incentive leases of the type set forth on Exhibit A to this Agreement, exclusive of operating expenses associated therewith, (iv) all charges resulting from push down accounting, and (v) depreciation and amortization expense. Except for treating ADESA Canada as 100% owned, EBITDA and its components shall be calculated by reference to the books and records of ADESA and its
         consolidated   subsidiaries   prepared  in  accordance  with  generally
         accepted accounting principles prepared on a basis consistent with prior periods.

            1.4 "Effective Date" shall mean the Effective Time as that term is defined in the Merger Agreement.

            1.5 "Triggering Event" shall mean the (a) death of the Shareholder at any time during or after his employment by ADESA, (b) Disability occurring during Shareholder's employment with ADESA, (c) termination by Shareholder of the Shareholder's employment with ADESA for "Good Reason" as defined in Section 5.5(a) of the Executive Employment Agreement between ADESA and the Shareholder, or (d) termination by ADESA without "Cause" as such term is defined in Section 5.3 of said Executive Employment Agreement.

            1.6 "Transfer" shall mean any sale, assignment, trade, transfer, encumbrance, pledge, hypothecation, gift or any other disposition of Shares whether voluntary or involuntary or by operation of law, and whether testamentary or inter vivos, other than a sale of Shares under this Agreement or under that certain Put and Call Agreement between ADESA and the Shareholder of even date herewith.

         2. Purchase and Sale of Stock Upon Triggering Event.

            2.1 Agreement to Purchase and Sell. After the Effective Date and upon the occurrence of a Triggering Event ADESA shall purchase from Shareholder, and the Shareholder shall sell to ADESA, all of the Shares at the purchase price specified in Section 2.2 hereof.

            2.2 Purchase Price. The purchase price per Share for sales occurring under this Section 2 shall be: (a) if the Triggering Event occurs on or before April 30, 1999, the

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         greater of (i) $17.00,  or (ii) EBITDA  divided by the  weighted  daily average number of shares of ADESA's capital stock outstanding during the 365-day period ending on the date of the Triggering Event, and (b) if the Triggering Event occurs after April 30, 1999, the greater of (i) EBITDA divided by the weighted daily average number of shares of ADESA's capital stock outstanding during the 365-day period ending on the date of the Triggering Event or (ii) the fair value of the Shares, without discount for minority interest or lack of marketability as determined by agreement by the parties or, if the parties do not reach agreement within thirty days after the Triggering Event, the fair value of the Shares as determined by arbitration in Indianapolis, Indiana or, if the parties shall agree in writing, by mediation. In determining the weighted daily average number of Shares of ADESA capital stock outstanding, the outstanding shares of ADESA capital stock shall be deemed increased by the number of shares of ADESA which James Hallett and/or Helene Hallett would own if their then owned ADESA Canada shares were converted into ADESA shares at a conversion ratio of 9.8 ADESA shares for each share of ADESA Canada and such increased number of shares shall be deemed to have been outstanding during the entire 365-day period ending on the date of the Triggering Event. If arbitration is used, the arbitration shall be conducted by three arbitrators; one arbitrator shall be selected by each party and the two arbitrators shall chose an impartial third arbitrator who shall preside at the arbitration. If either party fails to appoint its arbitrator within 10 days after being requested to do so by the other party, the latter, after 10 days' notice of its intention to do so, may appoint the second arbitrator. If the two arbitrators are unable to agree upon the third arbitrator within 10 days after their appointment, the third arbitrator shall be selected from a list of six individuals (three named by each arbitrator) by a judge of the federal district court having jurisdiction over the geographical area in which the arbitration is to take place, or if the federal court declines to act, the state
         court  having  general   jurisdiction  in  such  area.  Promptly  after
         appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings. The decision of any two arbitrators or the mediator when rendered in writing shall be final and binding and judgment upon the award of the arbitrators or mediator may be entered in any court having jurisdiction thereof. All costs of the arbitration or mediation shall be allocated by the panel or the mediator. If arbitration is used, the arbitration shall, in all other respects, be conducted in accordance with the rules and procedures of the American Arbitration Association.

            2.3 Closing. The closing of any purchase and sale under this Section 2 shall occur at the offices of ADESA. The closing shall occur on the later of the 30th day after (a) the

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         Triggering  Event (or if such date is not a business  day,  on the next business day thereafter), or (b) not more than 10 business days from the date the mediator or arbitrators render a decision in the event that the parties fail to reach agreement as to fair value in a circumstance governed by Section 2.2(b).

         3. Prohibition of Certain Voluntary Transfers. From the date hereof through and including April 30, 1999 the Shareholder shall not voluntarily Transfer any Shares to any person or entity without the prior written consent of ADESA which consent may be withheld by ADESA in its sole discretion.

         4. Right of First Refusal in Favor of Corporation.

            4.1 Voluntary Transfers After April 30, 1999. After April 30, 1999, the Shareholder shall not voluntarily Transfer any Shares to any person or entity without first giving ADESA 60 days' written notice of his intent to transfer Shares during which time Shareholder will, if so requested by ADESA, enter into good faith negotiations with ADESA with respect to the purchase of the Shares by ADESA. If ADESA and Shareholder are unable, within said 60-day period, to agree on the price and terms for the purchase of the Shares by ADESA, and if Shareholder is not then in default hereunder, the Shareholder shall be entitled, for a period of 90 days following the expiration of said 60-day period, to transfer the Shares to a Transferee. If the Transfer of the Shares has not closed within said 90-day period, the Shareholder's right to transfer the Shares free of the restriction set forth in this Section 4.1 shall expire and the Shares shall not thereafter be Transferred without again complying with this Section 4.1

            4.2 Involuntary Transfers. In the case of any involuntary Transfer of any of the Shares (other than a Transfer upon death) after the Effective Date as a consequence of an order in a divorce proceeding or due to any other consequences, ADESA shall have the right to purchase such Shares in the manner set forth in this Section 4.2. Immediately upon becoming aware of an involuntary Transfer of his Shares the Shareholder shall furnish written notice to ADESA. For a period expiring on the later of the 60th day after the Shareholder's notice or the first day on which ADESA becomes aware of an involuntary Transfer, ADESA shall have the right to elect to purchase the Shares acquired by the Transferee at the price specified in Section 2.2(a) if the Transfer occurs on or before April 30, 1999, or the price specified in Section 2.2(b) if the Transfer occurs after April 30, 1999. ADESA shall inform the Shareholder and the Transferee of its election by written notice. If ADESA fails to give written notice to the Shareholder and the Transferee within the 60-day period, ADESA shall be deemed to have elected not to purchase the Shares, and the involuntary

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         transferee shall become the owner thereof, free of the restrictions set forth herein.

            4.3 Closing. The closing of any purchase under this Section 4 shall occur at the offices of ADESA. A closing under Section 4.1 shall occur on the date agreed upon by ADESA and the Shareholder. A closing under
         Section 4.2 shall occur on a date specified by ADESA but in no case later than the 61st day after the later of the date on which ADESA receives notice from the Shareholder of the involuntary Transfer or the date on which ADESA otherwise learns of the involuntary Transfer.

         5. Representations. The Shareholder represents that (a) at the time of closing, all Shares sold by him hereunder will be free and clear of all liens, claims and encumbrances of any sort and (b) the execution, delivery and performance of this Agreement does not and will not breach, violate or conflict with any agreement order, judgment, decree or law to which he is or becomes a party or by which his property is or becomes bound.

         6. Offset of Shareholder Indebtedness. If, at the time of the purchase of the Shares hereunder, the Shareholder is indebted to ADESA, ADESA shall have the right to offset any such indebtedness, including interest thereon, against the purchase price due for the Shares.

         7. Legend on Shares Certificates.

            7.1 Legend on Currently Outstanding Certificates. In addition to any other legends required to be placed on such certificates, ADESA and the Shareholder agree that the following legend shall be conspicuously endorsed on each certificate evidencing Shares owned by the
         Shareholder:

            "The transfer of the shares represented by this certificate is restricted by, and subject to, the provisions of a certain Stock Purchase Agreement, dated as of February , 1995 between the registered holder hereof and ADESA Corporation. A copy of the Agreement is on file with the secretary of the Company."

         The Secretary of ADESA shall keep a copy of this Agreement on file in ADESA's principal office.

            7.2 Legend on Certificates Issued Subsequent Hereto. A copy of this Agreement shall be filed with the Secretary of ADESA. During the term of this Agreement, a legend reading as above shall be conspicuously endorsed on each certificate representing Shares hereafter issued by ADESA to the Shareholder.

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         8. Right to Specific Performance.  The parties agree that the remedy at law for failure of any party to perform would be inadequate, and that the injured party or parties, at his option, shall have the right to compel the specific performance of this Agreement in a court of competent jurisdiction. This right shall be in addition to and not in lieu of any additional or alternative right or remedy which may be available to a party at law or in equity.

         9. Miscellaneous Provisions.

            9.1 Notices. All notices, requests, and other communications from any of the parties to another shall be in writing and shall be considered to have been duly given or served if personally delivered, telecopied, sent by national overnight delivery service, or sent by first class, certified or registered mail, return receipt requested, postage prepaid, to the party at his or its address as provided below, or to such other address as such party may hereafter designate by written notice to the other parties: (a) if to ADESA, to the address of its then principal office, Attention: Chairman of the Board; (b) if to MPL, to the address of MPL noted below; and (c) if to the Shareholder, to the address last shown for the Shareholder in the records of ADESA. Copies of all notices shall be sent to MPL at 30 West Superior Street, Duluth, Minnesota 55822, Attention: Chairman of the Board. Any notice shall be deemed to be received when delivered if delivered personally, the next business day after receipt of electronic sent confirmation (or other confirmation of receipt) if telecopied, the next business day if sent by a national overnight delivery service, or three business days after the date mailed if sent by certified or registered mail. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

                  9.2 Amendment. This Agreement may not be altered or amended without the prior written consent of MPL, and then may be altered or amended only by a written amendment signed by the Shareholder and ADESA. No amendment which enlarges the Shareholder's rights hereunder shall be effective unless James P. Hallett and all the Management Shareholders (as that term is defined in the Merger Agreement), if they then own Shares or ADESA Canada stock, shall have consented thereto in writing.

            9.3 Governing Law. This Agreement shall be subject to and governed by the internal laws of the State of Indiana notwithstanding the choice of law rules of Indiana or any other jurisdiction.

            9.4 Parties in Interest. This Agreement shall be binding upon the heirs, executors, administrators, successors

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         and assigns of the Shareholder and of ADESA.  The Shareholder and ADESA
         do hereby covenant and agree that they, their heirs, executors, administrators, successors and assigns will take all action and execute any and all instruments, releases, assignments, and consents which may reasonably be required of them in order to carry out the provisions of this Agreement. It is the intention of the parties that MPL be a third party beneficiary of this Agreement, entitled to enforce this Agreement for and on behalf of ADESA.

                  9.5 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  9.6 Severability. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

                  9.7 Captions. The captions at the head of a section or a paragraph of this Agreement are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provision of this Agreement.

                  9.8 Meaning of Pronouns; Singular and Plural Words. All pronouns used in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person to which or to whom reference is made may require. Unless the context in which it is used shall clearly indicate to the contrary, words used in the singular shall include the plural, and words used in the plural shall include the singular.

                  9.9 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings with respect thereto.

            9.10 No Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by any party hereto without the written consent of the other party.

                  9.11 Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

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            9.12 Effective Date.  This Agreement  shall become  effective on the
         Effective Date.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                  ADESA Corporation


                                  By    D. Michael Hockett
                                     --------------------------------------
                                     Its  President
                                         ----------------------------------


                                  Shareholder:

                                  L.S. Wechter
                                  -----------------------------------------

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                                    EXHIBIT A

                                INCENTIVE LEASES


- Lease and Development Agreement by and between Auto Dealers Exchange of Concord, Inc. and Asset Holdings III, L.P., dated December 21, 1994.

- Lease and Development Agreement by and between A.D.E. of Knoxville, Inc. and Asset Holdings III, L.P., dated November 28, 1994.

-        Lease and Development Agreement by and between  ADESA-Charlotte,  Inc.
         and Asset Holdings III, L.P., dated November 28, 1994.

- Lease Agreement with Option to Purchase by and between D.E. Rhodes and ADESA Austin, Inc., executed on or about September 30, 1994.

- Lease of Commercial Property with Option to Purchase by and between Northfield Auto Auction Corp. and ADESA-Ohio, Inc., dated February 28, 1994.

- Various tractor and trailer leases pursuant to a Master Lease Agreement by and between ADESA Corporation and Banc One Leasing Corporation, dated November 11, 1993.